Exhibit 19.1

Policy Name: Insider Trading Policy

Policy Type: Enterprise

1. General Policy Statement
Our Company is committed to complying with federal, state and foreign securities laws, including those that prohibit persons who are aware of Material Non-Public Information (MNPI) about any company from (i) trading in Securities of that company or (ii) providing MNPI or recommendations based on MNPI to persons who trade Securities based on that information (“Insider Trading Laws”).

2. Scope
This policy applies to all employees of the Company and its business reporting segments, business units and direct and indirect subsidiaries (“affiliates”), and to non-management directors on the Company’s board of directors. This policy governs transactions and transfers of ownership for all types of Securities whether related to the Company or another organization.

This policy, together with the Insider Trading Procedure and certain other supplemental policies and procedures, comprise our Insider Trading Policy Framework. Company personnel who are informed that they are subject to one or more of those supplemental policies and procedures must comply with this policy, the Insider Trading Procedure, and those other specified supplemental policies and procedures.

3. Resources to Get Help and Ask Questions
Please email StockPlanAdmin@mckesson.com with any questions about this policy. Refer to the Insider Trading Procedure for more information.

4. Foundational Policy Requirements
✓Do not trade in Securities of any company while you are aware of MNPI about that company or its Securities.
✓Keep all MNPI confidential until after it is Publicly Disclosed by the company to which that information relates.

5. Key Points to Remember
5.1 Insider Trading in Prohibited
•You are prohibited from engaging in any transaction or transfer of ownership in the Securities of any company while you are aware of MNPI about that company which you learn in the course of your work for the Company or any of its affiliates.
•This prohibition applies to transactions and transfers of ownership for your own account, for the account of an acquaintance, friend or family member, and for the account of any legal entity that you influence or control, such as a corporation, limited liability company, partnership or trust.

5.2 Unauthorized Disclosure of MNPI is Prohibited
•You are prohibited from disclosing, without authorization by the Company, Potential MNPI that you learn in the course of your work for the Company or any of its affiliates. You also are prohibited from recommending to any third party that they purchase or sell any Securities based on Potential MNPI, even if you do not reveal the Potential MNPI to them. Those activities may constitute illegal or unauthorized Tipping.
•These prohibitions include disclosing information without authorization to colleagues at the Company whose jobs do not require them to have that information.
•These prohibitions include disclosing information without authorization to persons outside of the Company such as acquaintances, family, friends, business associates, financial advisors or any other third parties. Your acquaintances, family, friends, business associates, financial advisors or any other third parties may violate Insider Trading Laws by trading Securities while they are aware of MNPI.

6. Penalties for Noncompliance
Your failure to comply with the Insider Trading Policy Framework and Insider Trading Laws could result in:
•Civil liability and sanctions;
•Criminal sanctions, including fines and imprisonment; and/or
•Disciplinary action by the Company up to and including termination of employment.

7. Exceptions
There are no exceptions to this policy, such as for small transactions, routine transactions or transactions that may seem necessary or justifiable for reasons independent of your awareness of MNPI (such as the need to raise money for an emergency expenditure).

8. Definitions
Company	McKesson Corporation
Insider Trading	Any person’s illegal or unauthorized trading of any company’s Securities while the person is aware of MNPI about that company.
Insider Trading Policy Framework	Includes the: Code of Conduct; Insider Trading Policy; Designated Insider Policy; Section 16 Insider Policy; Pre-Arranged Trading Plan Policy; and their related procedures. It also includes the Share Repurchase and Sale Policy applicable to the Company itself.
Material Information	Information that a reasonable investor likely would consider important in deciding to buy, hold or sell Securities.
Material Non-Public Information (MNPI)	Material Information that has not been Publicly Disclosed.

Potential MNPI
Information that, in the judgment of the Company’s securities legal counsel, possibly might be considered MNPI based on, for example, an assessment of the likelihood that the information might develop into MNPI or be viewed in hindsight to have been MNPI at an earlier point in time. Refer to the Appendix to the Insider Trading Procedure for examples of types of information that should be treated as Potential MNPI.

Publicly Disclosed
The subject company has disclosed all of the Material Information about a topic using methods that are reasonably designed to provide broad, non-exclusionary distribution of the information to the public, and sufficient time has elapsed after disclosure for that information to be broadly disseminated to Securities market participants (generally allowing at least one trading day). Refer to the Fair Disclosure Policy for examples of disclosure methods.

Securities
Any type of securities that any company issues, such as common stock, preferred stock, options to purchase stock, convertible debentures and warrants, and any type of derivative securities relating to a company’s securities, such as exchange-traded put or call options or swaps, whether or not issued by that company. This term is not limited to Securities related to the Company.

Tipping	Providing to a third party in violation of Insider Trading Laws or this policy any MNPI or any recommendation about trading in any company’s Securities based on MNPI.

9. Resources and Related Policies and Procedures
•Code of Conduct •Designated Insider Policy •Fair Disclosure Policy •Insider Trading Procedure •Pre-Arranged Trading Plan Policy •Section 16 Insider Policy

Executive Sponsor	Michele Lau
Policy Owner	Kirsten Jensen
Enterprise Function	General Counsel Organization
Subcategory	Law Department
Associated Risk & Tier	Regulatory Compliance
Effective Date	June 5, 2023
Last Review Date	May 2, 2024
Last Revision Date	May 2, 2024

Procedure Name: Insider Trading Procedure

Procedure Type: Enterprise

1. Purpose
This procedure provides guidance under the Insider Trading Policy, which is designed to mitigate the risk that persons who are aware of Material Non-Public Information (MNPI) about any company might violate the law by (i) trading in Securities of that company or (ii) providing MNPI or recommendations based on MNPI to persons who trade based on that information.

2. Scope
This procedure applies to all employees of the Company and its business reporting segments, business units and direct and indirect subsidiaries (“affiliates”), and to non-management directors on the Company’s board of directors. The Insider Trading Policy governs transactions and transfers of ownership for all types of Securities whether related to the Company or another organization. Insider Trading Laws apply to all persons, including non-employees and former employees.

3. Resources to Get Help and Ask Questions
Please email StockPlanAdmin@mckesson.com with any questions about this procedure.

4. Procedure Requirements

4.1 How do I determine if information is Potential MNPI?
•Whether information should be considered Material Information is a legal judgment that is based on all the facts and circumstances. Regulators may make those determinations in hindsight, with the benefit of historical developments.
•You should be conservative in evaluating Potential MNPI and refrain from trading until that information is Publicly Disclosed or your trade is authorized by the Company’s securities legal counsel.
•You should treat as Potential MNPI any information that reasonably could be expected to affect the market price of any Security upwards or downwards, until after that information has been Publicly Disclosed.
•The Appendix to this procedure includes examples of types of information that might be Potential MNPI.
•If you have questions regarding whether your planned transaction or transfer of ownership relating to Company Securities is permissible under the Insider Trading Policy or this procedure, you should submit a trading authorization request to StockPlanAdmin@mckesson.com and allow one business day for a response.

4.2 Authorization to Trade Securities is not Legal, Tax or Financial Advice
•Authorization from a Company representative for you to trade Securities does not constitute personal legal, tax or financial advice to you.
•A Trading Window Period or other form of authorization from the Company to trade in Securities does not create a legal safe harbor from an Insider Trading violation.
•In all cases, you are personally responsible for determining whether you are aware of MNPI and, if so, to refrain from trading in Securities to which that MNPI relates.
•The Company’s attorneys represent the Company and its affiliates, not individuals. The securities laws are complex, and you should consider seeking advice from your personal legal counsel about your decisions to trade in any Securities.

4.3 How do I determine whether information was Publicly Disclosed?
•Confirm that the information was disclosed by the related company using a method such as those described in the Fair Disclosure Policy, and allow at least one trading day to pass after that public disclosure.
•Information contained in news media reports or social media outlets may not have been disclosed by the related company; it might instead be based on rumor, speculation or unauthorized leaks of MNPI. Always confirm that the related company confirmed the validity of the information disclosed.

4.4 Avoid Certain Higher Risk Securities Transactions
Certain types of Securities transactions involve a heightened legal risk and/or the appearance of improper or inappropriate conduct. You should avoid engaging in any of the types of transactions below related to Company Securities, unless you receive approval from the Company’s securities legal counsel.

Securities Trades Based on Rumors or Speculation
Avoid speculative transactions in Company Securities, such as trades based on market rumors. Speculative transactions might create the appearance that you are trading while aware of MNPI and might be contrary to the interests of the Company’s long-term Securities owners.

Short Sales	You are prohibited from engaging in short sales of Company common stock. For this purpose, a short sale is one involving securities that you do not own at the time of sale, or, if you own them at the time of sale, that are not delivered to the purchaser within 20 days after the sale or deposited in the mail or other usual channels of transportation within 5 days after the sale.
Trades in Options and Other Derivative Securities	You should avoid transactions in derivative Securities related to the Company, such as publicly traded put or call options for the Company’s common stock. The short-term nature of options transactions may divert your focus from the Company’s long-term objectives. This does not apply to options granted by the Company under equity compensation plans.

Hedging Transactions
Avoid hedging or monetization transactions involving Company Securities, such as prepaid variable forwards, equity swaps, collars, and exchange funds. These types of transactions could facilitate continued legal ownership of Company Securities, but without your bearing the full risks and rewards of beneficial ownership in alignment with the Company’s long-term Securities owners.

Securities Pledges and Margin Accounts
You should avoid pledging Company Securities as collateral for a loan, including by holding them in a margin account. Securities held in a margin account, or as collateral for a loan, might be sold by the broker or lender without your consent at a time when you are aware of MNPI.

Standing Orders and Limit Orders
You should avoid placing standing orders to purchase or sell Company Securities, such as an order to sell common stock if the market price reaches a set limit. Standing orders might be executed by the broker without your consent at a time when you are aware of MNPI.

Standing orders and limit orders are permitted pursuant to a pre-arranged trading plan that is approved by the Company and that is designed to comply with Securities and Exchange Commission (SEC) Rule 10b5-1. For more information, refer to the Pre-Arranged Trading Plan Policy and the Pre-Arranged Trading Plan Procedure.

4.5 Generally Permissible Types of Transactions
Pre-Arranged Trading Plans
Transactions and transfers of ownership, including gifts, are permitted pursuant to a pre-arranged trading plan that is approved by the Company and that is designed to comply with SEC Rule 10b5-1. For more information, refer to the Pre-Arranged Trading Plan Policy and the Pre-Arranged Trading Plan Procedure.

Vesting of Stock Awards
•You are permitted to elect to have the Company retain a portion of the shares of the Company’s common stock upon the vesting of your restricted stock units (RSUs) or performance stock units (PSUs), to satisfy your income tax withholding obligations.
•Any sales or transfers of vested shares to persons other than the Company, however, are subject to the Insider Trading Policy.

Employee Stock Purchase Plan
•You are permitted to purchase shares of Company common stock resulting from your contributions to the Employee Stock Purchase Plan (ESPP). For more information, refer to the Pre-Arranged Trading Plan Procedure.
•Your sales or transfers of Company common stock purchased pursuant to the ESPP, however, are subject to the Insider Trading Policy.
•Those who elect to participate in the ESPP, or who want to make changes to their ESPP elections, are advised to do so during Trading Window Periods while not aware of MNPI.

Transactions with the Company	A purchase of Securities from the Company or sale of Securities to the Company is not subject to the Insider Trading Policy.
Exercise of Stock Options
•You are permitted to use cash (other than cash generated from a sale of the Company’s Securities) to exercise vested options in the Company’s common stock, and to hold the resulting shares.
•You also are permitted to elect to have the Company retain a portion of the shares to satisfy your exercise price and tax withholding obligations upon a stock option exercise (a cashless net exercise and hold).
•Any sales or transfers of shares to persons other than the Company, however, are subject to the Insider Trading Policy.

Dividend Reinvestment Plan
•You are permitted to purchase shares of common stock under the Company’s dividend reinvestment plan (DRP). For more information, refer to the Pre-Arranged Trading Plan Procedure.
•Your sales or transfers of Company common stock purchased pursuant to the DRP, however, are subject to the Insider Trading Policy.
•Those who elect to participate in the DRP, or who want to make changes to their DRP elections, are advised to do so during Trading Window Periods while not aware of MNPI.

Bona Fide Gifts not Involving a Sale
You generally are permitted to make good faith gifts of the Company’s common stock, unless you know that the recipient intends to sell the Securities while you are aware of MNPI. The SEC considers a bona fide gift to be a gift that is not required or inspired by any legal duty or that is in any sense a payment to settle a debt or other obligation, and is not made with the thought of reward for past services or hope for future consideration.

Investment in Mutual Funds	You are permitted to make purchases and sales of shares of index funds or other mutual funds that hold the Company’s common stock.

4.6 Providing Instruction to Brokers and Financial Advisors
To avoid inadvertent violations of the Insider Trading Policy Framework and Insider Trading Laws, you should instruct your securities brokers or financial advisors to not make discretionary transactions involving Company Securities without your approval, which could include approval under a plan that complies with the Pre-Arranged Trading Plan Policy and the Pre-Arranged Trading Plan Procedure.

4.7 Unusual Trading Activity in Securities
•Securities enforcement authorities and market regulators monitor trading in stock and other Securities to identify circumstances in which the securities market might have been affected by information that was not Publicly Disclosed by the relevant company. They also routinely review trading that occurred prior to announcement of significant events and ask the Company whether it can identify any of the individuals who traded during that time.
•The Company will cooperate with securities enforcement authorities and market regulators seeking information about potential violations of Insider Trading Laws.

5. Penalties for Noncompliance
Your failure to comply with the Insider Trading Policy Framework and Insider Trading Laws could result in:
•Civil liability and sanctions;
•Criminal sanctions, including fines and imprisonment; and/or
•Disciplinary action by the Company up to and including termination of employment.

6. Exceptions
There are no exceptions to this procedure, such as for small transactions, routine transactions or transactions that may seem necessary or justifiable for reasons independent of your awareness of MNPI (such as the need to raise money for an emergency expenditure).

7. Definitions

Company	McKesson Corporation
Insider Trading	Any person’s illegal or unauthorized trading of any company’s Securities while the person is aware of MNPI about that company.
Insider Trading Policy Framework	Includes the: Code of Conduct; Insider Trading Policy; Designated Insider Policy; Section 16 Insider Policy; Pre-Arranged Trading Plan Policy; and their related procedures. It also includes the Share Repurchase and Sale Policy applicable to the Company itself.

Insider Trading Laws	Federal, state and foreign securities laws that prohibit persons who are aware of MNPI about any company from (i) trading in Securities of that company or (ii) providing MNPI or recommendations based on MNPI to persons who trade Securities based on that information.
Material Information	Information that a reasonable investor likely would consider important in deciding to buy, hold or sell Securities.
Material Non-Public Information (MNPI)	Material Information that has not been Publicly Disclosed.
Potential MNPI
Information that, in the judgment of the Company’s securities legal counsel, possibly might be considered MNPI based on, for example, an assessment of the likelihood that the information might develop into MNPI or be viewed in hindsight to have been MNPI at an earlier point in time. Refer to the Appendix to this procedure for examples of types of information that should be treated as Potential MNPI.

Publicly Disclosed
The subject company has disclosed all of the Material Information about a topic using methods that are reasonably designed to provide broad, non-exclusionary distribution of the information to the public, and sufficient time has elapsed after disclosure for the information to be broadly disseminated to Securities market participants (generally allowing at least one trading day). Refer to the Fair Disclosure Policy for examples of disclosure methods.

Securities
Any type of securities that any company issues, such as common stock, preferred stock, options to purchase stock, convertible debentures and warrants, and any type of derivative securities relating to a company’s securities, such as exchange-traded put or call options or swaps, whether or not issued by that company. This term is not limited to Securities related to the Company.

Trading Window Period
A period made available by the Company (also called a trading window or a window period) that generally will:
•Open upon the start of the New York Stock Exchange (NYSE) core trading session (normal start is 9:30 AM EST) immediately following the earlier of (i) the completion of one (whole or shortened) NYSE core trading session after the Company has Publicly Disclosed its quarterly earnings, or (ii) the passage of 24 hours after the Company has Publicly Disclosed its quarterly earnings; and
•Close on the 15th day of the final month of the fiscal quarter, or if that date is not a NYSE regular trading day, then close on the immediately prior NYSE regular trading day.

8. Resources and Related Policies
•Code of Conduct •Designated Insider Policy •Fair Disclosure Policy •Insider Trading Policy •Pre-Arranged Trading Plan Policy •Section 16 Insider Policy

Executive Sponsor	Michele Lau
Procedure Owner	Kirsten Jensen
Enterprise Function	General Counsel Organization
Subcategory	Law Department
Associated Risk & Tier	Regulatory Compliance
Effective Date	June 5, 2023
Last Review Date	May 2, 2024
Last Revision Date	May 2, 2024

Appendix

Examples of Potential MNPI

Although it is impossible to define all categories of Material Information, the following are examples of types of information that should be treated as Potential MNPI.

Key financial performance metrics	Projections for future earnings or losses	Changes to previously announced earnings guidance
The decision to suspend earnings guidance	Pending or proposed mergers, acquisitions or joint ventures	Plans to restructure the business
Pending or proposed acquisition or disposition of a significant asset	Change in board of directors or executive leadership	Development of a significant new product, process or service
Significant transactions of business partners	Change in divided policy, declaration of stock split or an offering of additional securities	Bank borrowings or other financing transactions outside of the ordinary course of business
Impending bankruptcy or existence of severe liquidity problems	Programs to repurchase a company’s Securities	Significant expansion or curtailment of operations
Major marketing changes	Change in auditors or notification that an auditor’s report may no longer be relied on	Pending or threatened litigation, or the resolution of litigation
Gain or loss of a significant customer or supplier
A significant cybersecurity event, such as a data breach; disruption in company’s operations; any potential loss, breach or unauthorized access of its property whether at the company’s own facilities or through its information technology infrastructure or third parties
The imposition, extension or termination of any non-routine restriction on trading in the Securities of the Company or another company